Exhibit 99.1

CAI International, Inc. Reports a Fourth Quarter Non-Cash Goodwill Impairment Charge and Estimated Results.

•	Charge for goodwill impairment of $50.2 million primarily due to decline in the Company’s stock price in the fourth quarter of 2008 driven by adverse equity market conditions.

•	Company estimates loss per share of $2.51 to $2.49 for the fourth quarter of 2008, excluding the goodwill impairment charge, adjusted earnings per share to be $0.30 to $0.32.

•	Company schedules a financial update call on February 11, 2009 at 5 p.m. EST.

SAN FRANCISCO, CA, February 9, 2009—CAI International, Inc. (CAI) (NYSE: CAP) announced today that it will record a fourth quarter non-cash charge of $50.2 million for impairment of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets.” As a result of the $50.2 million impairment charge, CAI expects to incur a net loss of $44.8 million to $44.6 million for the fourth quarter of 2008. The goodwill charge resulted from the Company’s annual testing of goodwill and was primarily a result of the material decline in the market value of the Company’s equity during the fourth quarter of 2008. The impaired goodwill was associated with the Company’s acquisition of its shares from Interpool Inc in October, 2006. The Company does not expect that the non-cash charge will have an impact on its financial condition or affect the performance covenants in its debt agreements.

The Company estimates earnings per share before impairment charge to be $0.30 to $0.32 (on a share count of 17.9 million shares) compared to $0.36 per share (on a share count of 17.1 million in the fourth quarter of 2007). The Company estimates the impairment charge will result in a decrease in earnings per share of $2.81 and will result in the Company recognizing a loss per share for the fourth quarter of $2.51 to $2.49 per share. During the fourth quarter of 2008, the Company had average fleet utilization of 91.9%, compared to 96.0% in the fourth quarter of 2007.

Masaaki (John) Nishibori, Chief Executive Officer of CAI, commented, “The economic environment and capital markets are turbulent, and as a result the market value of our shares have been significantly affected. We have taken appropriate accounting steps in recognizing the decline in our share value through the impairment of our goodwill during the fourth quarter. We are concerned with the decline in our share price and the possible perception investors may have about our Company. As such, we are scheduling a financial update call on February 11, 2009 at 5 p.m. EST to address any investor questions and concerns.”

“We are finalizing our fourth quarter results. However, we estimate that excluding the impairment charge we will earn $5.4 million to $5.7 million of net income during the quarter. For the year we expect to show record high revenues and net income before the impairment charge. We are very pleased with these results, particularly given the economic environment during the fourth quarter. Of note, during the quarter we increased cash on hand from $9.2 million as of September 30, 2008 to $28.5 million as of December 31, 2008. During the same period we decreased total funded debt outstanding from $241.3 million to $230.8 million. Our performance this quarter was supported by our strategy of maintaining moderate leverage and diversifying our business risk through ownership and management of containers.”

He continued, “There has been an increase in turn-in activity during the fourth quarter from our customers as a result of the current economic weakness. We expect that overall fleet utilization will stabilize toward the end of the second quarter of 2009 as containerized shipping begins to enter that portion of the year where higher demand for containers historically occurs. Our business model of rental revenue augmented by fee revenue and the sharing of credit risk with third party container funds gives us confidence in facing the challenges of 2009.”

Conference Call

A conference call to discuss the estimated financial results for the fourth quarter of 2008 will be held on Wednesday, February 11, 2009 at 5:00 p.m. EST. The dial-in number for the teleconference is 1-888-452-4006; outside of the U.S., call 1-719-325-2291. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q4 2008 Estimated Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of December 31, 2008, the Company operated a worldwide fleet of 778,000 TEU of containers through 13 offices located in 10 countries.

The financial information contained in this press release with respect to the Company’s fourth quarter of 2008 reflects management’s current best estimate of this information based upon the information currently available to them. This financial information has not been audited by the Company’s independent auditor and is subject to change in connection with such audit. Moreover, events and circumstances may change subsequent to this press release that may alter the audited financial results for 2008 as reported in the Company’s annual report on form 10K in March 2009.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures (including utilization rates) to differ materially from current expectations including, but not limited to, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, lessee defaults, container prices, lease rates, increased competition, volatility in exchange rates and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com

	As of December 31, 2008	As of December 31, 2007
	(unaudited)
Managed fleet in TEUs	534,553	500,433
Owned fleet in TEUs	243,408	253,910

Total	777,961	754,343

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007
	(unaudited)
Average fleet utilization rate for the period	91.9%	96.0%